EXHIBIT 11.2
                           CTI Industries Corporation
                    Computation of Earnings (Loss) Per Share
                      And Equivalent Share of Common Stock
                 for the six months ended April 30, 1996 and 1997


                                                        Six Months Ended              Six Months Ended
                                                         April 30, 1996                April 30, 1997
                                                   ---------------------------   ---------------------------
                                                                    Fully                         Fully
                                                      Primary      Diluted          Primary      Diluted
                                                    ----------   -----------       ----------   ----------
  Line
  ----
 AVERAGE SHARES OUTSTANDING
    1    Weighted average number
            of shares of common stock
            outstanding during the period            1,060,385     1,060,385          987,125      987,125
    2    Net additional shares assuming
           stock options and warrants
           exercised and proceeds used to
           purchase treasury shares                    263,695       263,695          263,695      263,695
                                                    ----------   -----------       ----------   ----------
    3    Weighted average number of shares
           and equivalent shares
           of common stock outstanding
           during the period                         1,324,080     1,324,080        1,250,820    1,250,820
                                                    ==========   ===========       ==========   ==========


 EARNINGS (LOSS)

    4    Net earnings (loss)                          $(68,538)     $(68,538)        $390,691     $390,691
    5    Less dividends applicable to
           convertible preferred stock                 (10,294)      (10,294)        ($65,000)    ($65,000)
                                                   -----------   -----------       ----------   ----------
    6    Amount for per share computation             ($78,832)     ($78,832)        $325,691     $325,691
                                                   ===========   ===========       ==========   ==========

 PER SHARE AMOUNTS

         Loss applicable to common shares
           (line 8 / line 3)                             ($.06)        ($.06)            $.26         $.26
                                                   ===========   ===========       ==========   ==========



Earnings (loss) per share is computed by dividing net earnings (loss), less convertible preferred stock dividends, by the weighted average number of shares of common stock and common stock equivalents (common stock warrannts and convertible preferred stock) outstanding during the period.